UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 28, 2006

Dividend Capital Total Realty Trust Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-125338	30-0309068
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Acquisition or Disposition of Assets

On June 28, 2006, a joint venture (the “Joint Venture”) between a wholly-owned subsidiary of Dividend Capital Total Realty Trust Inc. (the “Company”) and an affiliate of Westcore Properties AC, LLC (“Westcore”), acquired a fee interest in 3101-3151 Jay Street (“Jay Street Office Park”), an office property located in Santa Clara, California. The total acquisition cost of the property was approximately $35.8 million (consisting of a $34.7 million purchase price plus additional due diligence and other closing costs) and was paid for through a combination of (i) an equity contribution of approximately $12.0 million from the Company to the Joint Venture using net proceeds from the Company’s public offering, (ii) an equity contribution of approximately $0.3 million from Westcore to the Joint Venture and (iii) debt financing obtained by the Joint Venture. Jay Street Office Park consists of 142,552 net rentable square feet and is 100% occupied.

The debt financing described above consists of a loan agreement entered into by the Joint Venture with Wachovia Bank N.A. on June 27, 2006, which matures on July 11, 2016 (the “Loan Agreement”). Pursuant to the Loan Agreement, the Joint Venture received loan proceeds of approximately $23.5 million in the form of an interest only, promissory note at a 6.05% fixed interest rate secured by a deed of trust for the property. The note is non-recourse to the Joint Venture and may not be prepaid, in whole or in part, at any time prior to three years from the date of the Loan Agreement.

Pursuant to an advisory agreement between the Company and Dividend Capital Total Advisors LLC (the “Advisor”), upon closing the Company paid to the Advisor an acquisition fee in the amount of $676,650 (equal to 2% of the Company’s pro rata portion of the $34.7 million purchase price). Such amount is not included in the approximate $35.8 million total acquisition cost of the property described above. The Advisor will also receive an asset management fee consisting of: (i) a monthly fee equal to one twelfth of 0.5% of Company’s pro rata portion of the aggregate cost (before non cash reserves and depreciation) of the property and (ii) a monthly fee equal to 8.0% of the Company’s pro rata portion of the aggregate monthly net operating income derived from the property.

The Joint Venture was formed for the primary purpose of acquiring Jay Street Office Park, although the Company and Westcore may also pursue similar arrangements in the future. Pursuant to the joint venture agreement, the Company and Westcore were required to make initial equity capital contributions equal to 97.5% and 2.5%, respectively, of the total acquisition cost of the property. Additional capital contributions require the unanimous written approval of both parties as to the amount and timing thereof. In addition, Westcore is eligible for potential profit participation upon the ultimate sale of the property. The Joint Venture has entered into a property management agreement with Wellcorp Properties, LLC (“Wellcorp”), a Delaware limited liability company and an affiliate of Westcore, to manage the property on a day-to-day basis, for which Wellcorp will receive customary market-based property management fees.

Jay Street Office Park was acquired by the Joint Venture pursuant to a purchase agreement entered into by and between Westcore and Jay Street, LLC, an unaffiliated third party.

The total cost of this acquisition may increase by additional costs which have not yet been finally determined. Any additional costs are not expected to be material.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 2.01 is hereby incorporated by reference in this Item 2.03.

Item 8.01	Other Events

Over the period from June 28, 2006 to June 30, 2006, the Company acquired a total of approximately $4.5 million in real estate related securities through purchases in the open market. These purchases consisted of preferred equity securities of various real estate operating companies and real estate investment trusts primarily in the retail, office, lodging and diversified real estate sectors. The total cost of these purchases was paid for using net proceeds from the Company’s public offering.

Item 9.01	Financial Statements and Exhibits

To be filed by amendment. Pursuant to Item 9.01 of Form 8-K, the registrant hereby undertakes to file financial statements filed in response to this item on an amendment to the Current Report on Form 8-K within 75 days from the date of acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIVIDEND CAPITAL TOTAL REALTY TRUST INC.
(Registrant)

Date: July 3, 2006	By:	/s/ John E. Biallas
	Name:	John E. Biallas
	Title:	Chief Operating Officer